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                                                                     Exhibit 4.2

                         PAYMENT AND GUARANTEE AGREEMENT




     THIS PAYMENT AND GUARANTEE AGREEMENT (the "Guarantee"), dated as of April 12th, 2001, is executed and delivered by each of the entities listed on the signature pages hereof (collectively, the "Guarantor") for the benefit of the Holders (as defined below) from time to time of the Class E Preferred Shares (as defined below) of Anker Coal Group, Inc., a Delaware corporation (the "Issuer").

     WHEREAS, each Guarantor is a direct or indirect wholly-owned subsidiary of the Issuer;

     WHEREAS, the Issuer is issuing on the date hereof, and has the right to issue in the future, up to a total of 200,000 shares of its Class E Convertible Preferred Stock (the "Class E Preferred Shares"), and each Guarantor desires to issue this Guarantee for the benefit of the Holders, as provided herein; and

     WHEREAS, Guarantor had guaranteed the Notes which are being exchanged on the date hereof for Class E Preferred Shares and this Guarantee is being issued at the same time as the Class E Preferred Shares;

     WHEREAS, each Guarantor desires hereby irrevocably and unconditionally to agree to the extent set forth herein to pay to the Holders the Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the purchase by each Holder of the Class E Preferred Shares and the Guarantee, which purchase each Guarantor hereby agrees shall benefit the Guarantor, each Guarantor executes and delivers this Guarantee for the benefit of the Holders, and hereby covenants and agrees as follows.

                                   ARTICLE I

     As used in this Guarantee, the following terms shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Certificate of Designation of Preferences and Rights of Class E Convertible Preferred Stock of Anker Coal Group, Inc. adopted as of April 12th, 2001.

     "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by the Issuer: (i) any accumulated arrears and accruals of unpaid cash dividends which have been theretofore declared on the Class E Preferred Shares of any series from moneys legally available for the payment thereof, (ii) the redemption price (including all accumulated arrears and accruals of unpaid dividends) payable with respect to any Class E Preferred Shares of any series called for redemption by the Issuer as an optional redemption and (iii) the lesser of (a) the aggregate of the liquidation preference and all accumulated arrears and accruals of unpaid dividends (whether or not declared) to the date of payment and (b) the amount of remaining assets of the Issuer upon liquidation of the Issuer.



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     "Holder" shall mean any holder from time to time of any Class E Preferred
Shares of the Issuer; provided, however, that in determining whether the Holders of the requisite percentage of Class E Preferred Shares have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Issuer, Guarantor or any other Subsidiary or any entity owned 20% or more by the Issuer, Guarantor or any other Subsidiary, either directly or indirectly.

                                   ARTICLE II

     SECTION 2.01. (A) The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (except to the extent paid by the Issuer), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. This Guarantee is continuing, irrevocable, unconditional and absolute. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

     (B) All Guarantee Payments shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States, any State thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received by the Holders after such withholding or deduction will equal the amount which would have been receivable in respect of the Class E Preferred Shares in the absence of such withholding or deduction, except that no such additional amounts will be payable to any Holder (or a third party on his behalf):

          (I) if such Holder is liable for such taxes, duties, assessments or governmental charges in respect of the Class E Preferred Shares by reason of such Holder's having some connection with the United States, any State thereof or any other jurisdiction through which or from which such payment is made, other than being a Holder, or

          (II) if the Issuer or the Guarantor has notified such Holder of the obligation to withhold taxes and requested but not received from such Holder a declaration of non-residence or other similar claim for exemption, and such withholding or deduction would not have been required had such declaration or similar claim been received.

     SECTION 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

     SECTION 2.03. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:



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          (A)  the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Class E Preferred Shares to be performed or observed by the Issuer;

          (B) the extension of time for the payment by the Issuer of all or any portion of the dividends, redemption price, liquidation distributions or any other sums payable under the terms of the Class E Preferred Shares or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Class E Preferred Shares;

          (C) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the term of the Class E Preferred Shares, or any action on the part of the Issuer granting indulgence or extension of any kind;

          (D) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

          (E) any invalidity of, or defect or deficiency in, any of the Class E Preferred Shares; or

          (F) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

     SECTION 2.04. This is a guarantee of payment and not of collection. A Holder may enforce this Guarantee directly against the Guarantor, and the Guarantor waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Guarantor. Subject to Section 2.05, all waivers herein contained shall be without prejudice to the Holders' right at the Holders' option to proceed against the Issuer or Guarantor, whether by separate action or by joinder. The Guarantor agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full and by complete performance of all obligations of the Guarantor contained in this Guarantee.

     SECTION 2.05. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee and shall have the right to waive payment of any amount of dividends in respect of which payment has been made to the Holders by the Guarantor pursuant to Section 2.01; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid


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under this Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to pay over such amount to the Holders.

     SECTION 2.06. The Guarantor acknowledges that its obligations hereunder are several and independent of the obligations of the Issuer with respect to its Class E Preferred Shares and that the Guarantor shall be liable as principal and debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections
(a) through (f), inclusive, of Section 2.03 hereof. Each Guarantor shall be jointly and severably liable for obligations under this Guarantee.

     SECTION 2.07. The Guarantor represents and warrants that its obligations hereunder rank, and covenants that such obligations will at all times rank, (a) junior to all liabilities of the Guarantor, (b) senior to the most senior preferred or preference stock issued by the Guarantor, if any, and with any guarantee entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor and (c) senior to the common shares of the Guarantor.

                                  ARTICLE III

     SECTION 3.01. The Guarantor shall not issue any preferred or preference stock ranking senior to its obligations under this Guarantee or enter into any guarantee in respect of any preferred or preference stock of any affiliate of the Guarantor, which guarantee would rank senior to this Guarantee in any respect, without the prior written approval of Holders of a majority of the outstanding Class E Preferred Shares, voting as a single class.

     SECTION 3.02. If, in compliance with Section 3.01, the Guarantor issues, following the date of the issuance of the Class E Preferred Shares, any preferred or preference stock ranking senior to its obligations under this Guarantee or enters into any guarantee in respect of any preferred or preference stock of any affiliate of the Guarantor, which guarantee would rank junior to all liabilities of the Guarantor but senior to this Guarantee as regards rights in respect of dividends, liquidation preference and distributions, and rights upon redemption, then this Guarantee will be deemed to give the Holders such rights and entitlements as are contained in or attached to such other preferred or preference stock or guarantee such that this Guarantee ranks pari passu as to such rights and entitlements with any such preferred or preference stock or other guarantee.

     SECTION 3.03. The Guarantor shall not, and the Guarantor shall not permit or cause any subsidiary of the Guarantor to; (a) declare or pay any cash dividends on any shares of the Guarantor ranking junior to the Guarantor's obligations under this Guarantee (except for cash dividends to the Issuer or another Guarantor); (b) redeem, or purchase or otherwise acquire any shares of the Guarantor ranking junior to the Guarantor's obligations under this Guarantee (except for redemptions, purchases or other acquisitions of shares owned by the Issuer or another Guarantor), or (c) make any payment on any shares of the Guarantor ranking junior to the Guarantor's obligations under this Guarantee (except payments with respect to shares owned by the Issuer or another Guarantor).

     SECTION 3.04. The Guarantor shall not, and the Guarantor shall not permit or cause any subsidiary of the Guarantor to redeem, purchase or otherwise acquire, or pay a liquidation preference with respect to, any preferred or preference stock of the Guarantor ranking pari passu with this Guarantee, any preferred or preference stock of affiliates of the Guarantor (including the Issuer) entitled to the benefits of a guarantee ranking pari passu with



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this Guarantee or any preferred or preference stock of affiliates of the
Guarantor (including the Issuer) entitled to the benefits of a guarantee ranking junior to this Guarantee as to participation in assets of the Guarantor upon liquidation if at such time the Guarantor shall be in default with respect to its obligations under this Guarantee.

     SECTION 3.05. The Guarantor shall not, and the Guarantor shall not permit or cause any subsidiary of the Guarantor to pay cash dividends, or make guarantee payments with respect to dividends, on any preferred or preference stock of any affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to this Guarantee (except for cash dividends or guarantee payments to the Issuer or other Guarantor).

     SECTION 3.06. If as a result of a sale of stock, merger, consolidation or other business combination transaction, a Guarantor (whether or not the surviving or successor entity) is no longer a direct or indirect subsidiary of the Issuer or any other Guarantor, then such Guarantor (and only such Guarantor) shall be released from its obligations under this Guarantee; provided that all of the consideration from such transaction is in cash or marketable securities and has been paid to the Issuer or another Guarantor. In addition, a Guarantor shall not sell its stock, merge or consolidate or otherwise enter into a business combination transaction (whether or not the Guarantor is the surviving or successor entity), unless immediately following such transaction, the consolidated net worth of the surviving or successor entity is at least $1 greater than the net worth of such Guarantor immediately prior to such transaction.

     SECTION 3.07. The Guarantor shall take all actions necessary to ensure the compliance of its subsidiaries with this Article III, which may include causing such subsidiaries to incorporate appropriate restrictions in their respective Certificates of Incorporation or similar constitutional documents.

                                   ARTICLE IV

     This Guarantee shall terminate and be of no further force and effect upon
(i) conversion of all Class E Preferred Shares into Conversion Shares, (ii) full payment of the redemption price (including all accumulated arrears and accruals of unpaid dividends) of all Class E Preferred Shares, or (iii) full payment of the amounts payable to the Holders upon liquidation of the Issuer; provided, however, that this Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of any sums payable under the Class E Preferred Shares or this Guarantee must be restored by a Holder for any reason whatsoever. The Guarantor agrees to indemnify each Holder and hold it harmless against any loss it may suffer in such circumstances.

                                   ARTICLE V

     SECTION 5.01. All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders. The Guarantor shall not assign its obligations hereunder without the prior approval of the Holders of a majority of all outstanding Class E Preferred Shares voting as a single class, which consent shall be obtained in writing or by a vote at a separate general meeting at which such Holders shall be present in person or by proxy.

     SECTION 5.02. Except for those changes required by Section 3.02 hereof or which do not adversely affect the rights of Holders (in any of which cases no agreement will be



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required), this Guarantee shall be changed only by agreement in writing signed by the Guarantor with the prior approval of the Holders of a majority of all outstanding Class E Preferred Shares voting as a single class, which approval shall be obtained in writing or by a vote at a separate general meeting at which such Holders shall be present in person or by proxy.

     SECTION 5.03. All notices, communications and distributions hereunder shall be given or made to the intended recipient at the address specified for each Guarantor on the signature pages hereof, or at such other address as the addressee may hereafter specify for the purpose by written notice to the Holders. Such notices and other communications (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing and may be delivered by hand, by overnight courier, by facsimile, or by first-class mail (return receipt requested). All such notices and other communications shall be deemed to have been duly given (a) if delivered by hand, overnight courier or first-class mail (return receipt requested), on the date of delivery; and (b) if transmitted by facsimile (with receipt confirmed by machine), on the date of transmission if the same is a business day or, if not a business day, on the first business day after the date of transmission. The address of the Guarantor may be changed at any time and from time to time and shall be the most recent such address furnished in writing by the Guarantor to the Holders. Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the Guarantor in the same manner as notices sent by the Issuer to the Holders.

     SECTION 5.04. The masculine and neuter genders used herein shall include the masculine, feminine and neuter genders.

     SECTION 5.05. This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Class E Preferred Shares.

     SECTION 5.06. This Guarantee shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

                     [Signatures appear on following pages]



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     THIS GUARANTEE is executed as of the day and year first above written.

         Anker Group, Inc., a Delaware corporation
         Anker Energy Corporation, a Delaware corporation
         Bronco Mining Company, Inc., a West Virginia corporation
         Anker Power Services, Inc., a West Virginia corporation
         Anker West Virginia Mining Company, Inc., a West Virginia corporation Juliana Mining Company, Inc., a West Virginia corporation
         King Knob Coal Co., Inc., a West Virginia corporation
         Vantrans, Inc., Inc., a Delaware corporation
         Melrose Coal Company, Inc., a West Virginia corporation
         Marine Coal Sales Company, a Delaware corporation
         Hawthorne Coal Company, Inc., a West Virginia corporation
         Upshur Property, Inc., a Delaware corporation
         Heather Glen Resources, Inc., a West Virginia corporation
         New Allegheny Land Holding Company, Inc., a West Virginia corporation Patriot Mining Company, Inc., a West Virginia corporation
         Vindex Energy Corporation, a West Virginia corporation
         Anker Virginia Mining Company, Inc., a Virginia corporation
         Simba Group, Inc., a Delaware corporation



             By: /s/ David D. Struth
                --------------------------------------------

             Name: David D. Struth
                  ------------------------------------------

             Title: Treasurer
                   -----------------------------------------


            Address for Notices to each of the Guarantors:

            c/o Anker Coal Group, Inc.
            2708 Cranberry Square
            Morgantown, WV  26508
            Attn:  General Counsel